Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Celcuity Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.001 par value per share, issuable under the Celcuity Inc. Amended and Restated 2017 Stock Incentive Plan	Rule 457(c) and Rule 457(h)	3,371,432	$10.66	$35,939,466	0.00015310	$5,503
Equity	Common Stock, $0.001 par value per share, issuable under the Celcuity Inc. 2017 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	185,716	$10.66	$1,979,733	0.00015310	$304
Total Offering Amounts					$37,919,199		$5,807
Total Fee Offsets							–
Net Fee Due							$5,807

(1)	The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the anti-dilution provisions of the registrant’s Amended and Restated 2017 Stock Incentive Plan and the registrant’s 2017 Employee Stock Purchase Plan. Accordingly, pursuant to Rule 416, this registration statement covers, in addition to the number of shares of the registrant’s Common Stock, $0.001 par value per share (“Common Stock”), shown in the table above, an indeterminate number of shares of Common Stock that may become issuable by reason of such provisions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share is calculated on the basis of $10.66, the average of the high and low price of the registrant’s Common Stock on May 30, 2025, as reported on The Nasdaq Capital Market, which is within five business days prior to filing this registration statement.